Exhibit 10.25

PAPA MURPHY’S HOLDINGS, INC.

2014 Equity Incentive Plan

Stock Option Agreement – Time Vesting

THIS AGREEMENT (the “Agreement”) is made by and between Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), and [—] (the “Participant”) effective [—] (the “Effective Date”).

RECITALS:

WHEREAS, the Company has adopted the Papa Murphy’s Holdings, Inc. 2014 Equity Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the option to purchase shares of the Company’s Common Stock (“Shares”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Grant of the Option

On the terms and conditions set forth in this Agreement and in the Plan, the Option (defined below) shall represent the right of the Participant to purchase a number of Shares at an Exercise Price (subject to the adjustment provisions in the Plan) as set forth below. The Option is not intended to be treated as an Incentive Stock Option that complies with Section 422 of the Code.

(a)	Option Grant. On [—] (the “Date of Grant”) the Company hereby grants to the Participant the right and option to purchase, on the terms and conditions set forth in the Plan and this Agreement, [—] Shares (the “Option”), subject to adjustment as set forth in the Plan. The Option is intended to be a Nonqualified Stock Option.

(b)	Death or Disability. If the Participant’s Service with the Company or any of its Subsidiaries is terminated as a result of death or Disability, then any portion of the Option that would have vested had the Participant remained in Service until the first anniversary of the date of the Participant’s termination of Service shall vest on the termination date. “Disability” means (x) if the Participant has an effective employment agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Disability” or a like term, the meaning set forth in such agreement at the time of the Participant’s termination or, (y) in the absence of such definition, the inability of the Participant to perform his duties for six (6) consecutive months or one hundred and eighty (180) days in any nine (9) month period as a result of incapacity due to a physical or mental disability, as determined by the Committee.

(c)	Change in Control. If (i) a Change in Control occurs prior to the Participant becoming fully vested in the Option, and (ii) the Participant’s Service with the Company, any of its Subsidiaries or any acquiring or surviving entity is terminated by the Company or its Subsidiaries due to a Without Cause Termination Event (defined below) or by the Participant for Good Reason, in each case, on or within eighteen (18) months of the date of such Change in Control, then, as of the date of such termination, any service-based vesting conditions shall be waived. “Good Reason” means (x) if the Participant has an effective employment agreement, service agreement or other similar agreement with the Company or a Subsidiary that defines “Good Reason” or a like term, the meaning set forth in such agreement at the time of the Participant’s resignation or, (y) in the absence of such definition, the occurrence of any of the following events: (i) a substantial adverse change in the nature or scope of the Participant’s responsibilities, authorities, powers, functions or duties; (ii) a reduction in the Participant’s annual base salary except for across-the-board salary reductions similarly affecting all or substantially all management employees; or (iii) the relocation of the offices at which the Participant is principally employed to a location more than fifty (50) miles from such offices.

2.	Exercise of Option

(a)	Vesting. Subject to the conditions set forth in this Agreement, the Option shall vest in 1/4th installments on the first, second, third and fourth anniversaries of the Date of Grant, subject to the Participant’s continued Service on the applicable vesting dates.

(b)	Notice of Exercise. The Participant or the Participant’s representative may exercise the Option, to the extent vested, by giving written notice to the Company, in a form provided by the Committee, specifying the election to exercise the Option, the number of Shares for which it is being exercised and the form of payment. The notice of exercise shall be signed by the person exercising the Option. In the event that the Option is being exercised by the Participant’s representative, the notice shall be accompanied by proof (satisfactory to the Committee) of the representative’s right to exercise the Option. The Participant or the Participant’s representative shall deliver to the Committee, at the time of giving the notice, payment in a form permissible under Section 3 of this Agreement for the full amount of the Purchase Price and applicable withholding taxes as provided below.

(c)

Securities Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which such shares of the same class are then listed, and under any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the Shares are being acquired only for investment purposes and without any current intention to sell or distribute such Shares.

(d)	Issuance of Common Stock. After satisfying all requirements with respect to the exercise of the Option, the Committee shall cause to be issued (in the Committee’s discretion, in un-certificated form, upon the books of the Company’s transfer agent) the Shares as to which the Option has been exercised, registered in the name of the person exercising the Option (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). Neither the Company nor the Committee shall be liable to the Participant for damages relating to any delays in issuing the Shares to him or any mistakes or errors in the issuance of the Shares.

(e)	Withholding Requirements. As a condition to the exercise of the Option, the Participant shall make such arrangements as the Committee may require for the satisfaction of any Federal, state, local or foreign withholding tax obligations that may arise in connection with the Option.

3.	Payment for Shares

(a)	Purchase Price. The purchase price of all Shares subject to the Option shall be the Exercise Price multiplied by the number of Shares with respect to which the Option is being exercised (the “Purchase Price”). The “Exercise Price” shall be [—] per Share.

(b)	Cash or Check. All or part of the Purchase Price may be paid in cash or by personal check.

(c)	Brokered Cashless Exercise. To the extent permitted by applicable law and unless otherwise provided by the Committee, all or part of the Purchase Price may be paid from the proceeds of a sale through a broker on the date of exercise of some or all of the Shares to which the exercise relates. In such case, the Company shall have received a properly executed exercise notice, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds to pay the aggregate purchase price, and, if requested, the amount of any Federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements or coordinate procedures with one or more brokerage firms.

(d)	Other Methods of Payment for Shares. At the sole discretion of the Committee, all or any part of the Purchase Price may be paid by one or more of the following methods:

(i)	Surrender of Stock. By surrendering, or attesting to the ownership of, Shares that are already owned by the Participant free and clear of any restriction or limitation, unless the Committee specifically agrees to accept such Shares subject to such restriction or limitation. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued by the Company at their Fair Market Value on the date of the applicable exercise of the Option. The Participant shall not surrender, or attest to the ownership of, Shares in payment of the Purchase Price (or withholding) if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this Option for financial reporting purposes that otherwise would not have occurred.

(ii)	Net Exercise. By reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value equal to the amount of the Purchase Price and withholding requirements permitted to be so paid by the Company.

The Committee shall notify the Participant if and when it shall make such other payment method available to the Participant. Should the Committee exercise its discretion to permit the Participant to exercise the Option in whole or in part in accordance with this Section 3(d), it shall have no obligation to permit such alternative exercise with respect to any remaining portion of the Option or with respect to any other option to purchase Shares held by the Participant.

4.	Termination of Service

(a)	Termination of Service. If a Participant’s Service terminates for any reason, then the exercise period for the Option shall expire on the earliest of the following occasions:

(i)	The tenth (10th) anniversary of the Date of Grant;

(ii)	The date that is sixty (60) days after a Without Cause Termination Event. A “Without Cause Termination Event” shall mean the termination of the Participant’s employment with the Company and its subsidiaries for any reason other than pursuant to a For Cause Termination Event (defined below);

(iii)	The date that is six (6) months after the termination of the Participant’s Service by reason of Disability;

(iv)	The date that is twelve (12) months after the termination of the Participant’s Service due to the Participant’s death; or

(v)	The date of notification of termination of the Participant’s Service if such termination is due to a For Cause Termination Event. A “For Cause Termination Event” shall mean the termination of the Participant’s employment with the Company and its Subsidiaries for Cause.

A Participant (or in the case of the Participant’s death or Disability, the Participant’s representative) may exercise all or part of the Participant’s Option at any time before the expiration of such Option under the preceding sentence, but only to the extent that such Option has become vested pursuant to Section 2(a) of this Agreement on or before the date Participant’s Service terminates. Any unvested portion of the Option shall be forfeited when the Participant’s Service terminates.

(b)	Leaves of Absence. For any purpose under this Agreement, Service shall be deemed to continue while the Participant is on a bona fide leave of absence, if such leave was approved by the Company in writing or if continued crediting of Service for such purpose is expressly required by the terms of such leave (as determined by the Committee) or by applicable law.

5.	Transfer of Option

(a)	General. The Option shall be exercisable during the Participant’s lifetime, only by the Participant or by the Participant’s guardian or legal representative. Except as otherwise provided in Section 5(b) below, the Option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) other than by beneficiary designation, will or the laws of descent and distribution and shall not be subject to sale under execution, attachment, levy or similar process.

(b)	Permitted Transfers. Subject to the approval of the Committee, the Participant shall be permitted to transfer the Option, in connection with his or her estate plan, to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons.

6.	Adjustment of Shares

In the event of any change with respect to the outstanding shares of Common Stock of the Company, the Option may be adjusted in accordance with Section 4.5 of the Plan.

7.	Non-Competition; Non-Solicitation; Confidentiality; Proprietary Rights

(a)	The Participant hereby agrees that during the period commencing on the date hereof and ending on the date that is six (6) months following the date of the termination of the Participant’s employment with the Company (the “Noncompetition Period”), the Participant will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company has conducted business, is conducting business or is then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of the Participant, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted, offered or then contemplated to be conducted or offered by the Company or its subsidiaries or affiliates; provided, however, nothing herein shall prohibit the Participant from being employed by any business, organization or person that operates in the quick service restaurant industry and derives less than 10% of its total revenue from the sale of pizza. Without implied limitation, the foregoing covenant shall be deemed to prohibit (i) hiring or engaging or attempting to hire or engage for or on behalf of the Participant or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries and affiliates, or any former employee of the Company and any of its direct and/or indirect subsidiaries and affiliates who was employed during the three (3) month period immediately preceding the date of such attempt to hire or engage, (ii) encouraging for or on behalf of the Participant or any such competitor any such officer or employee to terminate his or her relationship or employment with the Company or any of its direct or indirect subsidiaries and affiliates, (iii) soliciting for or on behalf of the Participant or any such competitor any client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates, or any former client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates who was a client (including all franchisees) during the three (3) month period immediately preceding the date of such solicitation and (iv) diverting to any person (as hereinafter defined) any client (including all franchisees) or business opportunity of the Company or any of its direct or indirect subsidiaries and affiliates.

Notwithstanding anything herein to the contrary, the Participant may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than two percent (2%) of the equity of such enterprise. Neither the Participant nor any business entity controlled by the Participant is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict the Participant from performing his employment obligations, and as of the date of this Agreement the Participant has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage, and other than passive investments in the shares of public companies of less than two percent (2% ).

(b)	The Participant acknowledges that he has had and from time to time will have access to Confidential Information (as defined below). The Participant agrees (i) to hold the Confidential Information in strict confidence, (ii) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (iii) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to the Participant by the Company or are produced by any participant in connection with the Participant’s employment will be and remain the sole property of the Company. Upon the termination of the Participant’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in the Participant’s possession or control, shall be immediately returned to the Company. The Participant recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of the Participant, except as otherwise agreed between the Company and the Participant in writing. The Participant expressly agrees that any products, inventions, discoveries or improvements made by the Participant or the Participant’s agents or affiliates in the course of the Participant’s employment shall be the property of and inure to the exclusive benefit of the Company. The Participant further agrees that any and all products, inventions, discoveries or improvements developed by the Participant (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and the Participant shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(c)	During and after the Participant’s employment, the Participant shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while the Participant was employed by the Company. The Company shall reimburse the Participant for any reasonable out-of-pocket expenses incurred in connection with the Participant’s performance of obligations pursuant to this Section 8(c).

(d)	The term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by the Participant in the course of the Participant’s employment by the Company, as well as other information to which the Participant may have access in connection with the Participant’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Participant’s duties under Section 8(b).

(e)	It is the intention of the parties that, if a court construes any provision or clause of this Section 8, or any portion thereof, to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law.

8.	Miscellaneous Provisions

(a)	Rights of a Shareholder of the Company. Neither the Participant nor the Participant’s representative shall have any rights as a shareholder of the Company with respect to any Shares subject to the Option until the Participant or the Participant’s representative becomes entitled to receive such Shares by (i) filing a notice of exercise, (ii) paying the Purchase Price and withholding obligation as provided in this Agreement, (iii) the Company issuing the Shares and entering the name of the Participant in the register of shareholders of the Company as the registered holder of such Shares, and (iv) satisfying such other conditions as the Board or the Committee shall reasonably require.

(b)	No Right to Continued Employment. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(c)	Transfer Restrictions. The Shares purchased by exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and the Committee may cause orders or designations to be placed upon the books and records of the Company’s transfer agent to make appropriate reference to such restrictions.

(d)	Notification. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company at its principal executive office and to the Participant at the address that the Participant most recently provided to the Company.

(e)	Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(f)	Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)	Restrictive Covenants. The Participant agrees and acknowledges that the provisions of Section 4(b) of this Agreement are reasonable and appropriate (including the remedies set forth therein) and hereby covenants to comply with the requirements thereof.

(h)	Equitable Relief. The parties hereto agree and declare that legal remedies are inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(i)	Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(j)	Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(k)	Amendment. This Agreement shall not be amended unless such amendment is agreed to in writing by both the Participant and the Company.

(l)	Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of Delaware, as such laws are applied to contracts entered into and performed in such jurisdiction.

(m)	Signature in Counterparts. This Agreement may be signed in counterparts, manually, or electronically, and each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

By accepting this Award (as the Participant), I acknowledge and agree that this Stock Option award is granted under and governed by the terms of the Papa Murphy’s Holdings, Inc. 2014 Equity Incentive Plan, which is attached to and made a part of this document. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

IN WITNESS WHEREOF, the Company and the Participant have executed this Option Award Agreement as of the Effective Date.

PARTICIPANT	PAPA MURPHY’S HOLDINGS, INC.

By: